Aston Funds
EXHIBIT TO ITEM 77Q1 (e)

Copies of any new or amended Registrant investment advisory contracts

The following documents are included in Registrant's Form Type
485BPOS, dated March 26, 2013 (Accession No. 0001193125-13-
126506), and incorporated by reference herein:

1.	Revised Schedules A and B to the Investment Advisory
Agreement between Aston Funds and Aston Asset Management,
LP for ASTON/LMCG Emerging Markets Fund.

2.	Revised Schedule A to the Sub-Investment Advisory
Agreement between Aston Asset Management, LP and Lee
Munder Capital Group, LLC for ASTON/LMCG Small Cap Growth
Fund, ASTON Small Cap Fund and ASTON/LMCG Emerging
Markets Fund.